PERRITT FUNDS, INC.
Code of Ethics
This Code of Ethics (this “Code”) has been adopted by Perritt Funds, Inc. and its series (collectively, the “Fund”) in compliance with Rule 17j-1 under the Investment Company Act of 1940, as amended. In their personal investment activities, all directors, officers or Advisory Persons (as defined below) of the Fund and Perritt Capital Management, Inc., the Fund’s investment adviser (the “Adviser”), should at all times place the interests of the Fund’s shareholders before their own personal interests. All personal securities transactions should be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust or responsibility.
The Fund and the Adviser are committed to compliance with all applicable laws. All employees of the Adviser and officers of the Fund are expected to maintain high ethical standards of conduct and to comply fully with applicable laws. In this regard, all employees of the Adviser and officers of the Fund are required to adhere to applicable rules, codes and guidelines that the Fund and the Adviser may adopt from time to time, including, without limitation, employees of the Adviser complying with the Code of Ethics of Perritt Capital Management, Inc. (the “PCM Code of Ethics”). In addition, the Fund has adopted the Sarbanes-Oxley Code of Ethics for the Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer (the “Financial Code of Ethics”), and the “Senior Financial Officers” of the Fund identified in the Financial Code of Ethics are required to adhere to it. To the fullest extent possible, the PCM Code of Ethics, the Financial Code of Ethics and this Code should be read to supplement one another. If there is a conflict between this Code and the PCM Code of Ethics or the Financial Code of Ethics, then with respect to transactions and activities related to the Fund this Code or the Financial Code of Ethics (with the Financial Code of Ethics taking priority), as the case may be, will control.
I.DEFINITIONS
As used in this Code, the following terms have the following meanings:
i.“Access Person” means any Advisory Person of the Fund or of the Adviser. All directors and officers of the Fund and the Adviser are presumed to be Access Persons regardless of whether they are Advisory Persons, and shall be treated as Access Persons for purposes of this Code unless the Board of Directors of the Fund, including a majority of the Disinterested Directors (as defined below), determines in writing that any such director or officer is not an Access Person because (1) such director or officer does not have functions that relate to the making of recommendations with respect to purchases or sales of Covered Securities (as defined below) by the Fund; and (2) in connection with his or her regular functions or duties, such director or officer does not make, participate in, or obtain information regarding the purchase or sale of Covered Securities by the Fund, including information concerning recommendations made to the Fund respecting any such purchases or sales.

ii.“Act” means the Investment Company Act of 1940, as amended.
iii.“Advisory Person” means: (1) any director, officer or employee of the Fund or the Adviser or of any company in a control relationship to the Fund or the Adviser, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (2) any natural person in a control relationship to the Fund or the Adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund. Advisory Person also includes: (a) any other employee designated by the Chief Compliance Officer as an Advisory Person under this Code; and (b) any consultant, temporary employee, intern or independent contractor (or similar person) engaged by the Fund or the Adviser designated as such by the Chief Compliance Officer as a result of such person’s access to information about the purchase or sale of Covered Securities by the Fund.
iv.“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.
v.A Covered Security is “being considered for purchase or sale” when a recommendation to purchase or sell the Covered Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.
vi.“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Securities Exchange Act and the rules and regulations thereunder.
vii.“Control” has the same meaning as that set forth in Section 2(a)(9) of the Act.
viii.“Covered Security” means a security as defined in Section 2(a)(36) of the Act, except that it does not include:
(1)    Direct obligations of the Government of the United States;
(2)    Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

(3)    Shares issued by open-end registered investment companies (provided that shares of exchange traded funds purchased or sold in the secondary market are Covered Securities for purposes of this Code).
ix.“Disinterested Director” means a director of the Fund who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the Act and the rules and regulations thereunder.
x.“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended (the “Securities Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act.
xi.“Investment Personnel” means: (1) any employee of the Fund or the Adviser or of any company in a control relationship to the Fund or the Adviser who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund; and (2) any natural person who controls the Fund or the Adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.
xii.A “Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.
xiii.“Purchase or sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.
II.APPROVAL OF CODES OF ETHICS
i.The Board of Directors of the Fund, including a majority of the Disinterested Directors, shall approve this Code, and shall approve any material changes to this Code within six months of such change. Additionally, the Board of Directors of the Fund, including a majority of the Disinterested Directors, shall approve the code of ethics of the Adviser (before initially retaining its services), and shall approve any material changes to the Adviser’s code of ethics within six months of such change. Prior to approving this Code or the Adviser’s code of ethics and any material changes thereto, the Board of Directors must determine that this Code or the Adviser’s code of ethics contains provisions reasonably necessary to prevent Access Persons (as defined herein or in the Adviser’s code of ethics) from violating Rule 17j-1(b) of the Act and shall receive a certification from the Fund or the Adviser, as applicable, that it has adopted such procedures as are reasonably necessary to prevent Access Persons (as defined herein or in the Adviser’s code of ethics) from violating this Code or the Adviser’s code of ethics, as applicable.

ii.No less frequently than annually, the Chief Compliance Officer of the Fund or the Chief Compliance Officer of the Adviser, as applicable, shall furnish a report to the Board of Directors of the Fund:
1.Describing any issues arising under this Code or the Adviser’s code of ethics, as applicable, since the last report to the Board of Directors, including, but not limited to, information about material violations of the applicable code of ethics or procedures and sanctions imposed in response to such material violations. Such report shall also include a list of Access Persons under the applicable code of ethics and copies of the reports required by Section IV.H. and Section V.
2.Certifying that the Fund or the Adviser, as applicable, has adopted such procedures as are reasonably necessary to prevent Access Persons from violating the applicable code of ethics.
iii.This Code, the certifications required by Sections II.A. and II.B.2., and the reports required by Sections II.B.1 and V. shall be maintained by the Fund’s Chief Compliance Officer or designee in accordance with the recordkeeping requirements of Section VI.
III.EXEMPTED TRANSACTIONS
The prohibitions of Section IV.E. and Section IV.H. of this Code shall not apply to:
i.Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.
ii.Purchases or sales which are non-volitional on the part of either the Access Person or the Fund.
iii.Purchases which are part of an automatic dividend reinvestment plan.
iv.Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.
v.Purchases or sales which receive the prior approval of the Board of Directors of the Fund because they are only remotely potentially harmful to the Fund because they would be very unlikely to affect a highly institutional market, or because they clearly are not related economically to the securities to be purchased, sold or held by the Fund.
IV.PROHIBITED ACTIONS AND TRANSACTIONS
i.No Access Person shall use any information concerning the investments or investment intentions of the Fund, or the Access Person’s ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of the Fund.
ii.No affiliated person of the Fund shall, directly or indirectly in connection with the purchase or sale of a security held or to be acquired by the Fund:
1.Employ any device, scheme or artifice to defraud the Fund;
2.Make to the Fund or to the Adviser or the Fund’s distributor any untrue statement of a material fact or omit to state to any of the foregoing a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;
3.Engage in any act, practice, or course of business that operates or would operate as a fraud or deceit upon the Fund; or
4.Engage in any manipulative practice with respect to the Fund.
iii.No Access Person shall cause or attempt to cause the Fund to purchase, sell or hold any security in a manner calculated to create any personal benefit to the Access Person. No Access Person shall recommend any securities transactions for the Fund without having disclosed the Access Person’s interest, if any, in such securities or the issuer thereof.
iv.All Access Persons are prohibited from taking personal advantage of any opportunity properly belonging to the Fund.
v.Except in a transaction exempted by Section III of this Code, no Access Person shall purchase or sell, directly or indirectly, any Covered Security in which he has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his actual knowledge at the time of such purchase or sale is being considered for purchase or sale by the Fund or is being purchased or sold by the Fund.
vi.Investment Personnel shall not, without the prior approval of the Chief Compliance Officer of the Fund, receive any gift or participate in any entertainment event of more than de minimis value from or with any person or entity that does or is seeking to do business with or on behalf of the Fund or the Adviser. The annual receipt of gifts from the same source valued at $100 or less shall be considered de minimis, while the annual receipt of entertainment from the same source valued at $1,000 or less shall be considered de minimis. Additionally, the receipt of an occasional dinner, a ticket to a sporting event or the theater or comparable entertainment event also shall be considered to be of de minimis value.

vii.Investment Personnel and Advisory Persons shall not serve on the board of directors of publicly traded companies absent prior authorization of the Board of Directors of the Fund. The Board of Directors of the Fund may so authorize such board service only if it determines that such board service is consistent with the interests of the Fund and its shareholders, and “Chinese wall” procedures are established.
viii.Except in a transaction exempted by Section III of this Code (other than with respect to III.B.), Investment Personnel (other than the Fund’s Chief Compliance Officer) must obtain approval from the Fund’s Chief Compliance Officer before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering. The Fund’s Chief Compliance Officer must obtain approval from the Adviser’s Compliance Officer or President (in the event the Fund’s Chief Compliance Officer is the same individual as the Adviser’s Chief Compliance Officer) before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering. Prior approval shall not be given if the Fund’s Chief Compliance Officer or the Adviser’s Chief Compliance Officer or President, as applicable, believes that the investment opportunity should be reserved for the Fund or is being offered to the individual by reason of his or her position with the Fund. The Fund’s Chief Compliance Officer and the Adviser’s Chief Compliance Officer or President, as the case may be, shall prepare a report of each Initial Public Offering or Limited Offering approved, which report shall identify (1) the individual acquiring the security; (2) the security being acquired; (3) the nature of the acquisition transaction; (4) the basis for determining that the investment opportunity should not be reserved for the Fund; and (5) the basis for determining the investment opportunity is not being offered to the individual by reason of his or her position with the Fund.
V.REPORTING AND COMPLIANCE PROCEDURES
i.Except as provided in Section V.B. of this Code, every Access Person shall report to the Fund the information described in Section V.C., Section V.D. and Section V.E. of this Code. All reports shall be filed with the Fund’s Chief Compliance Officer or designee.
ii.1.    A Disinterested Director of the Fund who would be required to make a report solely by reason of being a Fund director need not make a report pursuant to Section V.C. and V.E. of this Code and need only report a transaction in a Covered Security pursuant to Section V.D. of this Code if such Disinterested Director, at the time of such transaction, knew or, in the ordinary course of fulfilling his or her official duties as a Fund director, should have known that, during the 15-calendar-day period immediately before or after the director’s transaction in a Covered

Security, the Fund purchased or sold the Covered Security or the Fund or the Adviser considered purchasing or selling the Covered Security.
i.An Access Person need not make a report with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.
ii.An Access Person need not make a quarterly transaction report pursuant to Section V.D. of this Code if the report would duplicate information contained in broker trade confirmations or account statements received by the Fund or the Adviser with respect to the Access Person in the time period required by Section V.D., provided that all of the information required by Section V.D. is contained in the broker trade confirmations or account statements or in the records of the Fund or the Adviser.
iii.If a report pursuant to Section V.C., V.D. or V.E. of this Code would duplicate a report made by an Access Person pursuant to Rule 204A-1(b) of the Investment Advisers Act of 1940 (each an “Adviser Report”), then in lieu of making a separate report under Section V.C., V.D. or V.E. of this Code an Access Person may file with the Fund a copy of any such Adviser Report, provided that it is filed with the Fund within the time limits set forth in Section V.C., V.D. or V.E., as the case may be.
iv.An Access Person need not make a quarterly transaction report pursuant to Section V.D. of this Code with respect to transactions effected pursuant to an Automatic Investment Plan.
a.Except as provided in Section V.B. of this Code, every Access Person shall, no later than 10 calendar days after the person becomes an Access Person, file an initial holdings report containing the following information (which information must be current as of a date no more than 45 calendar days prior to the date the person becomes an Access Person):
v.The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;
vi.The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and
vii.The date that the report is submitted by the Access Person.

b.Except as provided in Section V.B. of this Code, every Access Person shall, no later than 30 calendar days after the end of a calendar quarter, file a quarterly transaction report containing the following information:
viii.With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership:
a.The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;
b.The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
c.The price of the Covered Security at which the transaction was effected;
d.The name of the broker, dealer or bank with or through which the transaction was effected; and
e.The date that the report is submitted by the Access Person.
ix.With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:
f.The name of the broker, dealer or bank with whom the Access Person established the account;
g.The date the account was established; and
h.The date that the report is submitted by the Access Person.
c.Except as provided in Section V.B. of this Code, every Access Person shall, no later February 15 each year, file an annual holdings report containing the following information as of a date no more than 45 calendar days before the report is submitted:
x.The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;
xi.The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and
xii.The date that the report is submitted by the Access Person.

d.Any report filed pursuant to Section V.C., Section V.D. or Section V.E. of this Code may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.
e.The Fund’s Chief Compliance Officer or designee shall review all reports filed pursuant to Section V.C., Section V.D. or Section V.E. of this Code. The Fund’s Chief Compliance Officer or designee shall identify all Access Persons who are required to file reports pursuant to this Section V of this Code and must inform such Access Persons of their reporting obligation.
f.Compliance with this Code does not relieve Access Persons of their obligations under any other code of ethics.
g.The Fund’s Chief Compliance Officer must provide all directors and officers of the Fund and all Investment Personnel with a copy of this Code and any amendments and receive from each of them an acknowledgement of receipt of this Code, in the form attached hereto as Appendix A.
VI.RECORDS
The Fund shall maintain records in the manner and to the extent set forth below, under the conditions described in Rule 17j-1(f) under the Act, which records shall be available for appropriate examination by representatives of the Securities and Exchange Commission.
h.A copy of this Code and any other code of ethics which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place.
i.A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs.
j.A copy of each report made pursuant to this Code by an Access Person, including any information provided in lieu of reports, shall be preserved by the Fund for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place.
k.A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place.
l.A copy of each report to the Board of Directors shall be preserved by the Fund for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

m.The Fund shall preserve a record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel of securities under Section IV.H of this Code for at least five years after the end of the fiscal year in which the approval is granted, the first two years in an easily accessible place.
VII.INSIDER TRADING POLICY
n.The Fund and the Adviser prohibit their directors, officers and employees from trading, either personally or on behalf of the Funds, on material non-public information or communicating material non-public information to others in violation of the law. In addition, communication of inside information (“tipping”) to a third party, where improper trading can be anticipated, is also strictly prohibited. This conduct is frequently referred to as “insider trading.”
o.In addition to applying to the directors, trustees, officers and employees of the Fund and the Adviser, this policy also applies to their respective spouses, children, relatives sharing a home with them and certain trusts, partnerships and corporations affiliated with them.
p.Insider trading laws are continuously changing. In the event an individual has any hesitation about whether or not something may be considered insider trading, such individual should immediately discuss the matter with the Chief Compliance Officer of the Fund or the Adviser. Seeking guidance if there is even the slightest hesitation is likely to prevent disciplinary action or complex legal problems.
VIII.CHINESE WALLS
In order to guard against the inadvertent dissemination of any nonpublic information about a publicly traded company on whose board Investment Personnel or Advisory Persons serve, the Fund has established a set of policies and procedures (a so called “Chinese Wall”) designed to restrict access to such information, as set forth on Appendix B.
IX.OUTSIDE BUSINESS ACTIVITIES
Access Persons and Investment Personnel must receive approval from the Chief Compliance Officer prior to engaging in any “outside business activity.” An outside business activity for purposes of this Code refers to (1) any business or other activity outside the scope of such person’s position with the Fund or the Adviser for which compensation is received; or (2) any activity involving investment advice or other securities-related functions whether or not compensated for any person or entity, other than a family member (or any trust or other investment vehicle established and controlled by any such person). Outside business activities may include the following: (a) teaching; (b) consulting; (c) business association with any person not associated with the Fund or the Adviser; (d) service on the board of directors or as trustee of any organization; (e) professional practices; and (f) presentations at seminars and conferences. Any such request will be reviewed for potential conflicts of interest and such activity may be approved, restricted or disapproved. Such analysis will take into account existing business relationships. Compensation received by Access Persons or Investment Personnel for certain types of outside business activities may be required to be paid to the Fund or the Adviser, as determined by the Chief Compliance Officer.
X.SANCTIONS
Upon discovering a violation of this Code, the Board of Directors of the Fund or the Adviser,
as applicable, may impose such sanctions as it deems appropriate.

Adopted August 7, 2004
Amended and Restated as of December 2, 2011
Amended and Restated as of February 28, 2013
Amended and Restated as of March 20, 2014
Amended and Restated as of June 15, 2015
Amended and Restated as of December 2, 2016
Amended and Restated as of March 25, 2019

APPENDIX A

ACKNOWLEDGMENT OF RECEIPT OF CODE

I acknowledge that I have received:

the Code of Ethics (the “Code”) of Perritt Funds, Inc. (the “Fund”), as amended and restated June 15, 2015.

I represent that:

1.I have read the Code and understand it.

2.I understand that the Fund may impose sanctions, up to and including termination of employment, for violation by me of the Code.

3.I will comply with the Code in all respects, including reporting to the Chief Compliance Officer violations of the Code of which I become aware.

Employee Signature: ___________________________________

Dated: ______________________________________________

APPENDIX B

INFORMATION BARRIER POLICY
A/K/A “CHINESE WALL” POLICY AND PROCEDURES
(CODE OF ETHICS)
I. SUMMARY
Investment Personnel and Advisory Persons serving on the board of directors of a publicly traded company (the “Screened Company”) regularly receive nonpublic information about such company. In order to permit the Fund to continue to invest in “securities” of such an issuer, notwithstanding the fact that certain Investment Personnel and Advisory Persons may possess nonpublic information about the Screened Company due to their board service, the Fund has implemented policies and procedures reasonably designed to ensure compliance with applicable securities laws including an informational barrier policy and related control procedures (the “Chinese Wall Policy”). Any instrument issued by an issuer who is the subject of a Chinese Wall is referred to hereafter as a “Screened Security”. The success of the Fund’s Chinese Wall Policy and ability to preserve its objectives in this area, depend in large part upon cooperation and strict adherence to procedural requirements coupled with ongoing monitoring by the Chief Compliance Officer.
II. IMPLEMENTATION CHINESE WALL
A. General Requirements
Chinese Walls require that there be no substantive discussion or exchange of material non-public information with or between parties on opposite sides of the wall regarding a Screened Security. Accordingly, Investment Personnel and Advisory Persons serving on the board of directors of a publicly traded company (“Public Personnel”) must refrain from discussing such company or sharing any information learned in connection with such service on the board, with any personnel of the Fund or the Adviser who do not serve on such board (“Private Personnel”). Private Personnel may discuss the Screened Company with one another, but except as otherwise stated herein, may not discuss such company with Public Personnel.
B. Restricting Access to Information
Private Personnel will maintain all files related to the Screened Company in secure cabinets or computer hard drives inaccessible to Public Personnel.
1. No Disclosure to Public Personnel
Public Personnel may not receive any information regarding the Fund’s trades in the Screened Company in advance of the execution of such trades.

2. Disclosure of Information about Screened Company
Notwithstanding the foregoing, with the consultation and approval of the Chief Compliance Officer, Private Personnel may share information regarding a Screened Company with (a) members of management who, in their executive capacity, have a bona fide need to know such information, provided that such individuals (i) comply with these procedures and (ii) use such information only in connection with the performance of their executive duties; and (b) regulators, auditors, and designated legal and compliance personnel to enable such designated persons to evaluate, review and render advice to the Fund.
III. REVIEW BY CHIEF COMPLIANCE OFFICER
The Chief Compliance Officer will undertake a semi-annual review to verify that this Chinese Wall Policy and corresponding procedures are being followed. The results of this review will be set forth in a summary report. The report shall specify any related concerns or recommendations and shall be provided to the Fund’s Board of Directors. The Chief Compliance Officer will monitor correspondence, from time to time, including the electronic exchange of information, between Private Personnel and Public Personnel to ensure compliance with information blocking procedures. Compliance monitoring will include a review of computer systems to verify, among other things, the security of electronic information relating to Screened Securities.